Exhibit A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-162800 and 333-178540) pertaining to the UBS Savings and Investment Plan of UBS AG of our report dated June 27, 2014, with respect to the financial statements and schedule of UBS AG’s UBS Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Mitchell & Titus

June 27, 2014

New York, NY